Testing the Waters Materials Related to Series #SI1

From the Rally App:

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Sports Illustrated #v1 #1 CGC 9.8	8/16/2009	$2,303.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	9/23/2009	$1,900.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	3/30/2011	$1,500.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	10/29/2011	$1,650.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	9/9/2012	$2,012.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	11/4/2012	$900.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	12/17/2013	$1,600.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	2/7/2015	$1,126.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	3/8/2015	$943.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	11/19/2016	$1,553.50	Heritage
Sports Illustrated #v1 #1 CGC 9.8	5/12/2017	$2,169.60	Heritage
Sports Illustrated #v1 #1 CGC 9.8	7/26/2017	$1,150.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	11/8/2017	$1,600.00	GPAnalysis

Sports Illustrated #v1 #1 CGC 9.8	4/24/2018	$1,300.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	9/29/2018	$1,499.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	11/4/2018	$1,199.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	7/28/2019	$1,699.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	8/18/2019	$2,880.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	1/5/2020	$4,560.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	1/23/2020	$1,175.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	3/30/2020	$1,625.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	4/19/2020	$5,040.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	5/8/2020	$3,000.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	9/3/2020	$2,402.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	9/15/2020	$1,528.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	10/11/2020	$2,520.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	11/8/2020	$1,026.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	12/12/2020	$5,520.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	12/12/2020	$1,620.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	2/19/2021	$4,850.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	2/20/2021	$3,500.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	2/28/2021	$4,035.00	GPAnalysis
Sports Illustrated #v1 #1 CGC 9.8	5/7/2021	$11,100.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	6/26/2021	$3,480.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	9/25/2021	$8,700.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	10/5/2021	$9,700.00	eBay
Sports Illustrated #v1 #1 CGC 9.8	10/13/2021	$8,100.00	eBay
Sports Illustrated #v1 #1 CGC 9.8	1/9/2022	$4,920.00	Heritage
Sports Illustrated #v1 #1 CGC 9.8	1/28/2022	$5,500.00	eBay
Sports Illustrated #v1 #1 CGC 9.8	3/6/2022	$9,555.00	eBay
Sports Illustrated #v1 #1 CGC 9.8	3/7/2022	$7,700.00	eBay

"The more people saw of a sport, the more they wanted to read about it. And SI was there, to provide the best story, the deepest understanding, the telling picture, the last word."

THE RINGER

April 2018

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#SI1

'54 SPORTS ILLUSTRATED #1

Sports Illustrated defined the sports journalism landscape in the latter half of the 20th century. Its impact was so immense the magazine was able to attract contributing pieces from the likes of Robert Frost and William Faulkner. As the digital media era swept through old-school newsrooms, the once-mighty magazine was forced to reduce its weekly output to a monthly release, much to the dismay of generations of dedicated readers. #SI1 is a 1954 Sports Illustrated #1 graded CGC 9.8. Found in near perfect condition nearly 70 years since its printing, #SI1 is a rare artifact from the origin of a sports media empire.

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#SI1 | *Timeline*

Aug. 1954 Henry Luce, the founder of Time Magazine, launches Sports Illustrated. #SI1 is published.

Jan. 1960 After a few years of lackluster sales, Andre Laguerre takes over as managing editor, shifting the magazine's focus from more elite events like rugby to premier sporting events. This change helps the magazine gains millions of new readers and establishes the brand as the go-to outlet for sports journalism.

Jan. 1964 The first Sports Illustrated Swimsuit Issue is released as a way to fill the sports void between football and baseball seasons, eventually becoming the magazine's best-selling annual issue.

Jan. 1989 Sports Illustrated for Kids is launched as a spin-off magazine geared toward children.

Jan. 2018 The Meredith Corporation acquires Sports Illustrated as part of its purchase of Time Inc. The magazine is reduced to a twice-monthly release.

DESCRIPTION OF SERIES 1954 SPORTS ILLUSTRATED #SI1

Investment Overview

•Upon completion of the Series #SI1 Offering, Series #SI1 will purchase a 1954 Sports Illustrated #1 graded CGC 9.8 for Series #SI1 (The “Series 1954 Sports Illustrated #1” or the “Underlying Asset” with respect to Series #SI1, as applicable), the specifications of which are set forth below.

•Sports Illustrated was created in 1954 by Henry Luce, the founder of Time Magazine. The magazine has since become renowned as one of the preeminent sports journalism outlets in the U.S.

•Sports Illustrated #1 was published on August 16, 1954. The cover features Eddie Matthews (a future member of the Baseball Hall of Fame) in the batter’s box during a game between his Milwaukee Braves and the New York Giants.

•The Underlying Asset is a 1954 Sports Illustrated #1 graded CGC 9.8.

Asset Description

Overview & Authentication

•Luce launched Sports Illustrated in an attempt to “diversify the publications owned by Time Inc.,” according to Britannica.

•Early on, the magazine covered a mix of popular sports and more elite events like rugby, resulting in lackluster sales. According to Britannica: “After 1960, when Andre Laguerre took over as managing editor, Sports Illustrated focused on premier sporting events, allowing people to read more about what they had seen on television or read about in newspapers. Laguerre was thus able to gain millions of new readers and generate billions of dollars in profit. With Laguerre at the helm, Sports Illustrated began to feature both high-calibre photography and outstanding sports journalism. The magazine also published occasional pieces by such literary giants as William Saroyan, Robert Frost, and William Faulkner.

•Sports Illustrated has spawned multiple off-shoot magazines, including Sports Illustrated Kids (January 1989) and Sports Illustrated Almanac (December 1991).

•The annual Sports Illustrated Swimsuit Issue, first launched in January 1964 as a way to fill the sports void between football and baseball seasons, has since become the magazine’s best-selling issue.

•In January 2018, the Meredith Corporation acquired Sports Illustrated as part of its purchase of Time Inc.

•In May 2019, the Meredith Corporation announced the sale of Sports Illustrated to Authentic Brands Group (ABG) for $110,000,000.

•Sports Illustrated began as a weekly magazine though as the era of digital media matured, it was reduced to a twice-monthly release in January 2018, then cut down to a monthly magazine in 2020.

•The Underlying Asset has been issued a grade of 9.8 by Certified Guaranty Company (CGC) with Certification No. 3830903002.

Notable Features

•The Underlying Asset is a 1954 Sports Illustrated #1 graded CGC 9.8.

•The Underlying Asset is 1 of 67 1954 Sports Illustrated #1 examples graded CGC 9.8 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from CGC.

Details

Series 1954 Sports Illustrated #1
Memorabilia Type	Magazine

Title	Sports Illustrated
Issue	#1
Year	1954
Rarity	1 of 67 (CGC 9.8)
Authentication	Certified Guaranty Company (CGC)
Grade	9.8
Certification No.	3830903002

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1954 Sports Illustrated #1 going forward.